EXHIBIT 10.1
EXECUTION VERSION
10 Sylvan Way
Parsippany, NJ 07054

December 9, 2019

Clinton A. Lewis, Jr.
c/o Zoetis Inc.
10 Sylvan Way
Parsippany, NJ 07054

Re:    Separation from Service
Dear Clint:
On behalf of Zoetis Inc. (the “Company”) and its Board of Directors, I want to thank you for your many years of service to the Company, during which you have demonstrated strong leadership and have made meaningful contributions to the Company. This letter agreement (this “Letter Agreement”) sets forth the terms of your separation from service with the Company.

1.	TERMINATION AND TRANSITION PERIOD
Effective as of December 31, 2019, your service as Executive Vice President and Group President, International Operations, Commercial Development, Global Genetics and Aquatic Health of the Company and in any other positions you may hold with the Company or any of its affiliates is hereby terminated; provided, however, that, during the period from January 1, 2020 until February 29, 2020 (the “Termination Date” and, such period, the “Transition Period”), you shall serve as a non-corporate officer employee of the Company. During the Transition Period, you shall continue to (a) receive your annual base salary at the rate in effect as of the date hereof, (b) be eligible for an annual bonus in respect of 2019 based on your opportunity as in effect on the date hereof, and (c) participate in the health, welfare and retirement plans of the Company and its affiliates in which you currently participate. You will also receive Company matching contributions under the Zoetis U.S. Savings Plan and Zoetis Supplemental Savings Plan in respect of the Transition Period. If any terms of this Letter Agreement conflict with the terms of any other compensation or benefit plan, the terms of this Letter Agreement shall exclusively govern unless prohibited by law; provided that nothing herein shall result in the payment of duplicate compensation or benefits. From and following the date hereof, you shall not be eligible for any additional equity award grants and you shall not be eligible for an annual bonus in respect of 2020. Effective as of the Termination Date, your employment with the Company and its affiliates shall terminate.

2.	SEVERANCE BENEFITS
In connection with your termination of employment, and in consideration for your service to the Company and its affiliates through the Termination Date and your compliance with the terms of this Letter Agreement, specifically including your execution of a release agreement substantially in the form attached as Exhibit A and your non-revocation of such release agreement prior to its becoming effective and irrevocable within 60 days following the

Termination Date (the “Release Requirement”), and your compliance with the restrictive covenants set forth or referenced herein, you shall be eligible for the payments and benefits set forth in Exhibit B (the “Severance Benefits”).

The Severance Benefits shall be in full satisfaction of the obligations of the Company and its affiliates to you under this Letter Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment (other than any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived), and in no event shall you be entitled to severance pay or benefits beyond the Severance Benefits.
Nothing in this Letter Agreement shall prohibit the Company from terminating your employment prior to the Termination Date for “Cause” (as defined in the Zoetis Executive Severance Plan) or you from voluntarily terminating your employment prior to the Termination Date; provided that, in each such case, you shall be eligible only for the Accrued Obligations (as defined in Exhibit B) and any other vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived and are not otherwise subject to forfeiture upon a termination for Cause.
The Company will provide you with the opportunity to review, and will consider in good faith any feedback you provide with respect to, any public announcement of your departure from your current positions and your departure from the Company prior to its distribution.

3.	RESTRICTIVE COVENANTS
a.Nondisclosure of Confidential Information
During the course of your employment with the Company and its affiliates, you have had and may continue to have access to, and have gained and may continue to gain knowledge with respect to, “Confidential Information” (as defined below). You agree that you shall not, without the prior written consent of the Company, during the period of your employment with the Company and its affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized “Person” (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that you may disclose Confidential Information as required by law or as ordered by a court; provided, further, that, in any event described in the preceding proviso, (x) to the extent permitted by applicable law, you shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy, (y) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (x), you shall disclose only that portion of the Confidential Information that is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person, and (z) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company or any of its affiliates, except that you may disclose information concerning such dispute to the court that is considering such dispute and to your legal counsel; provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute.
For purposes of this Letter Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its affiliates, including all business information (whether or not in written form) that relates to the Company or any of its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of your breach of this Letter Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to you prior to your involvement with the Company or any of its affiliates or information rightfully obtained from a third party (other than pursuant to your breach of this Letter Agreement or any other duty of confidentiality).
b.Noncompetition. During your employment with the Company and its affiliates and until the first anniversary of the Termination Date, without regard to the reason for your termination, you shall not, without the prior written consent of the Company (i) directly or indirectly, alone or in association with any other Person, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its affiliates related to animal health anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its affiliates related to animal health anywhere in the world as of the date hereof. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its affiliates shall mean the sale, manufacture, distribution or research and development of any product or service related to animal health that competes with a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its affiliates, including any product or products related to animal health that the Company or its affiliates is marketing or actively planning to market during your employment with the Company, each as of the date hereof. Notwithstanding the foregoing, nothing in this provision shall prevent you from (i) passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system; and (ii) passively investing as an investor in a private equity fund, hedge fund, mutual fund or similar investment vehicle.

c.Non-interference with Business Relations. During your employment with the Company and its affiliates and until the second anniversary of the Termination Date, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its affiliates (collectively, “Business Relations”) to cease doing business with the Company or any such affiliate, (ii) divert all or any portion of a Business Relation’s business with the Company or any of its affiliates to any competitor of the Company or any such affiliate, or (iii) in any way willfully interfere with the relationship between any Business Relation, on the one hand, and the Company or any such affiliate, on the other hand.

d.Nonsolicitation of Service Providers. During your employment with the Company and its affiliates and until the second anniversary of the Termination Date, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee, individual contractor or exclusive consultant of the Company or any of its affiliates, (ii) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates, or (iii) willfully interfere with the relationship of the Company or any of its affiliates with any employee, individual contractor or exclusive consultant who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates.

e.Nondisparagement. You shall not make, directly or indirectly, alone or in association with any other Person, any defamatory or maliciously disparaging oral or written statements about the Company or its affiliates or their respective products, personnel, directors, services, reputation or financial status. You understand that nothing in this Letter Agreement shall prohibit you from providing truthful disclosures to an appropriate government agency, arbitrator or court related to alleged violations of law or filing or participating in an investigation.

f.Return of Property. You acknowledge that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by you while an employee of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and you shall immediately return such property to the Company upon the Termination Date and, in any event, at the Company’s request; provided, that your inadvertent failure to return such property, if such property is immaterial to the Company and its affiliates, will not constitute a breach of this Letter Agreement if such property is promptly returned to the Company upon your discovery that it had not previously been returned to the Company and its delayed return does not result in disclosure of Confidential Information. You further agree that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

g.Cooperation. You agree that upon the reasonable written request of the Company or any of its affiliates following your termination of employment, you shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. In respect of all services you perform, the Company shall pay all of your reasonable out-of-pocket expenses in connection therewith, promptly upon your presentation to the Company of an invoice specifying the amount and purpose of the expense.

h.Trade Secrets; Whistleblower Rights. The Company hereby informs you that, notwithstanding any provision of this Letter Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

i.Remedies and Injunctive Relief. You acknowledge that your violation of any of the covenants contained in this Section 3 would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Letter Agreement to the contrary, in addition to any other damages it is able to show, in the event of your violation of any of the covenants contained in this Section 3, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment or provision of the Severance Benefits to the extent not previously paid or provided (including ceasing vesting of outstanding equity incentive awards), (ii) the prompt return by you of any portion of, or the value of, Severance Benefits previously paid or provided (including forfeiture of any equity awards that vested or are scheduled to vest pursuant to Section 2 (including Exhibit B) or the repayment of the value of any equity awards that vested pursuant to Section 2 (including Exhibit B) that have been exercised or settled, as applicable), and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 3 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company and its affiliates may have for damages under this Letter Agreement or otherwise, and all such rights shall be unrestricted. The restricted period contemplated by Section 3(b), (c) or (d), as applicable, shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of such section. In the event that a court of competent jurisdiction determines that any provision of this Section 3 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 3 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

j.Acknowledgments
You acknowledge that the Company and its affiliates (i) have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, (ii) have a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships, and (iii) are entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law. You further acknowledge that, although your compliance with the covenants contained in this Letter Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents.
In light of the foregoing acknowledgments, you agree (i) that the covenants contained in this Letter Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates and (ii) not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, you contained in this Letter Agreement.

4.	MISCELLANEOUS

a.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by email, addressed as follows:

If to you:	At the most recent address
on file at the Company.

If to the Company:	Zoetis Inc.
10 Sylvan Way
Parsippany, NJ 07054
Attn:    Chief Human Resources Officer
roxanne.lagano@zoetis.com
CC:    General Counsel
heidi.chen@zoetis.com
legalnotices@zoetis.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when received by the addressee.

b.Governing Law; Dispute Resolution. This Letter Agreement shall be governed by the laws of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. You and the Company irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New York with respect to any dispute arising out of or relating to this Letter Agreement, and you and the Company irrevocably agree that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. You and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection that you or the Company may now or hereafter have to the venue of any dispute arising out of or relating to this Letter Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. You and the Company agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and the Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any right you or the Company may have to a trial by jury in respect of any litigation as between you and the Company directly or indirectly arising out of, under or in connection with this Letter Agreement or the transactions contemplated hereby or disputes relating hereto. Each of you and the Company certify that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers.

c.Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company with respect to the termination of your employment and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service. For the avoidance of doubt, the covenants set forth in Section 3 of this Letter Agreement shall be in addition to, and shall not replace, any covenants concerning the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants set forth in any other agreement between you and the Company or its affiliates.

d.Amendments. No provision of this Letter Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to you or be deemed a waiver by the Company of any of your obligations hereunder or release you therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

e.Successors. This Letter Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.

f.Invalidity. If any term or provision of this Letter Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Letter Agreement shall be valid and be enforced to the fullest extent permitted by law.

g.Survivability. The provisions of this Letter Agreement that by their terms call for performance subsequent to the termination of either your employment or this Letter Agreement (including the terms of Sections 2 and 3) shall so survive such termination.

h.Section Headings; Construction. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Letter Agreement, the term “including” shall mean “including, without limitation” and the term “affiliate” shall mean, with respect to any Person, an entity controlled by, controlling or under common control with such Person.

i.Taxes. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Severance Benefits shall be paid or provided in accordance with the provisions related to Section 409A of the Internal Revenue Code set forth in the applicable benefit plan or award agreement.

j.Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.
Very truly yours,
Zoetis Inc.

By:	/s/ Roxanne Lagano
Name:    Roxanne Lagano

Title:	Executive Vice President, Chief Human Resources Officer and Communications

Acknowledged and agreed:
/s/ Clinton A. Lewis, Jr.
Clinton A. Lewis, Jr.

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Exhibit A

WAIVER AND RELEASE OF CLAIMS
This Waiver and Release Agreement (this “Release”) is executed by Clinton A. Lewis, Jr. (“Executive”) on __________________. Reference is made herein to the Letter Agreement (the “Letter Agreement”), dated as of December 9, 2019, between Executive and Zoetis Inc., a Delaware corporation (the “Company”).
1.In consideration for the Severance Benefits (as defined in the Letter Agreement) and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges and agrees to, by signing this Release, on behalf of Executive, Executive’s heirs, administrators, executors and assigns, Executive hereby waives and releases and forever discharges to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against the Company or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities (collectively, including the Company, the “Released Parties”) or, in their respective capacities as such, the Released Parties’ former, current or future employees, consultants, agents, representatives, stockholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter through and including the date on which this Release is executed, including, without limitation, any matter related to Executive’s employment with the Company or the termination of that employment relationship.
Executive understands and agrees that Executive is releasing the Released Parties from any and all claims that may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including, but not limited to, claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the Massachusetts Fair Employment Practices Act - M.G.L. c. 151 B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., the Massachusetts Wage and Hour laws, G.L. c. 151 § 1A et seq., the Minnesota Human Rights Act, the West Virginia Human Rights Act,1 and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date Executive has executed this Release. Further, if any claim is not subject to release, to the extent permitted by applicable law: (i) Executive promises not to consent to become a member of any class or collective in a class, collective or multiparty

1Executive acknowledges that Executive has been provided the toll-free number of the West Virginia State Bar Association 1-800-944-9822.

action or proceeding in which claims are asserted against any Released Party that are related in any way to Executive’s employment or the termination of Executive’s employment with the Company; (ii) if, without Executive’s prior knowledge and consent, Executive is made a member of a class in any such proceeding, Executive agrees to opt out of the class at the first opportunity; and (iii) Executive waives any right or ability to be a class or collective action representative in such a proceeding.
Further, Executive expressly waives and releases any and all rights and benefits that Executive may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive understands and agrees that claims or facts in addition to or different from those that are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims Executive has or may have against the parties set forth in this Release, whether known or unknown, suspected or unsuspected.
2.Except as otherwise stated below, Executive agrees and covenants not to file any suit, complaint, charge, claim, grievance or demand for arbitration against any Released Party in any court, administrative agency, commission or other forum with regard to any claim, demand, liability or obligation released under Section 1 above. Executive further represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to any Released Party and/or Executive’s employment with the Company.

3.Executive understands that nothing in this Release shall be construed to (i) prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (ii) extend to any rights Executive may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, (iii) prohibit Executive from challenging the Company’s failure to pay or provide the Severance Benefits, or (iv) limit any obligation of the Company or its affiliates (or their respective successors in interest) to indemnify or hold harmless Executive or to advance expenses to Executive in connection therewith or any benefit or right of the Executive under any insurance policy to which the Company is a party. Executive also understands that this provision does not limit any right Executive may have to file a whistleblower proceeding or receive any recovery therefrom.

4.Except as otherwise stated herein, Executive’s release of claims as contained in this Release extends to any claims that Executive may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, including, without limitation, the Zoetis Executive Severance Plan, but Executive’s release of claims as contained in this Release does not extend to any vested or other rights to which Executive may be entitled under any other Company employee benefit or compensation plan by reason of Executive’s employment with the Company that cannot legally be waived.

5.Executive agrees and acknowledges that this Release may be introduced as evidence in a subsequent proceeding in which either the Company or Executive alleges a breach of this Release, or by the Company in the event that Executive asserts any claim or commences any legal proceeding against the Company.

6.Executive understands that in response to third-party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. Executive further understands that the Company is obligated to produce information and records in response to lawful requests from government agencies and in connection with litigation and regulatory proceedings.

7.It is understood and agreed that this Release is not to be construed as an admission by the Company of any wrongdoing, liability or violation of law.

8.Executive understands that Executive will have a period of seven (7) days following the execution of this Release in which to revoke this Release. To revoke this Release, Executive must submit written notice, such that it is received no later than the eighth day after Executive originally signs this Release, to:
Zoetis Inc.
10 Sylvan Way
Parsippany, NJ 07054

Attn:	Chief Human Resources Officer
roxanne.lagano@zoetis.com

CC:	General Counsel
heidi.chen@zoetis.com
legalnotices@zoetis.com
Executive also understands that Executive must return the signed Release to the Company, according to the directions and instructions provided by the Company and on the date designated by the Company.
This Release will not become effective and enforceable until the seven (7)-day revocation period has expired. Executive understands that the Company will not be required to provide the Severance Benefits unless this Release becomes effective.
9.This Release will be governed by and construed and enforced in accordance with the laws of the State of New York.

10.Executive further acknowledges and agrees that if Executive breaches the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of the Release, (b) the

Company shall not be obligated to pay or provide any additional Severance Benefits to Executive, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release and the Letter Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) Executive shall be obligated upon demand to repay to the Company all of the Severance Benefits.

11.This Release and the Letter Agreement contain the entire agreement between Executive and the Company and replace any prior or contemporaneous agreements or understandings between Executive and the Company regarding the subject matter of this Release, whether written or oral, except for any agreements Executive may have signed in connection with or during Executive’s employment governing the protection of confidential or proprietary information, assignment of inventions and patent rights, protection of Company property, noncompetition, nonsolicitation of or non-interference with business relations or service providers, nondisparagement or other restrictive covenants, all of which shall remain in full force and effect.

12.This Release may not be changed unless the changes are in writing and signed by Executive and an authorized representative of the Company.

13.The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed to be removed from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect and binding upon both parties; provided, however, that, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

14.Executive’s signature below indicates that Executive:

a.	has carefully read and reviewed this Release;

b.	fully understands all of its terms and conditions;

c.	fully understands that this Release is legally binding and that by signing it Executive is giving up certain rights;

d.	has not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Release;

e.	has been provided up to 45 days to consider this Release, and agrees that changes to this Release, whether material or immaterial, do not restart the running of the 45-day consideration period;

f.	will have seven (7) days to revoke Executive’s acceptance after signing it;

g.
has reviewed Schedule A hereto listing the job titles and ages of the employees of the Company whose employment terminated on [DATE], the job titles and ages of the employees of the Company in Executive’s decisional unit whose employment was not terminated on [DATE] because they continued in a full-time position with the Company;

h.	is waiving any rights or claims Executive may have under the Age Discrimination in Employment Act of 1967;

i.
if Executive requires authorization to work in the United States, Executive understands that with this termination the Company ceases all representation on any immigration matter pertaining to Executive’s employment with the Company, and it is Executive’s sole responsibility to maintain legal status in the United States;

j.	has been advised, and has had the opportunity, to consult with an attorney prior to executing this Release; and

k.	executes and delivers this Release freely and voluntarily.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this ______ day of __________________, 20__.

_________________________________
Clinton A. Lewis, Jr.

Exhibit B
SEVERANCE BENEFITS
1.Accrued Obligations. You shall be entitled to (i) any base salary that is accrued but unpaid, and any vacation that is accrued but unused, as of the Termination Date, which shall be paid on the first payroll date following the Termination Date, and (ii) your vested account balance under the Zoetis Savings Plan and Zoetis Supplemental Savings Plan, which shall be paid in accordance with the terms of the applicable plan (collectively, the “Accrued Obligations”). The Accrued Obligations shall be due without regard to whether you have satisfied the Release Requirement.

2. 2019 Annual Bonus. If unpaid as of the Termination Date, you shall be entitled to an annual bonus in respect of 2019 under the Company’s Annual Incentive Plan, which shall be paid based on actual performance for 2019 and on the same terms as if you had remained employed through the payment date. In no event shall such annual bonus be paid later than March 15, 2020.

3.Executive Severance Plan. For purposes of the Zoetis Executive Severance Plan (the “Severance Plan”), the termination of your employment on the Termination Date shall be considered an “Involuntary Separation” (as defined in the Severance Plan), entitling you to the following compensation and benefits, subject to the terms of the Severance Plan:

a.Base Salary Severance. In respect of the benefits contemplated by Section 3.1(a) of the Severance Plan, a cash payment of $690,000, which shall be paid in installments over the 12-month period following the Termination Date in accordance with the timing set forth in the Severance Plan.

b.Health Insurance. In respect of the benefits contemplated by Section 3.1(b)(i) of the Severance Plan, if you elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Termination Date for you or your spouse and dependents, the Company shall pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which you lose health coverage as an employee of the Company until the earliest of (i) the date the Company has paid such COBRA premiums for 12 months, (ii) the expiration of your continuation coverage under COBRA, and (iii) the date when you become eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).

c.Life Insurance. In respect of the benefits contemplated by Section 3.1(b)(ii) of the Severance Plan, your coverage under the Company-sponsored basic group term life insurance plan will continue at no cost to you until the earlier of (i) 12 months following the Termination Date and (ii) the date when you become eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).

d.Target Bonus Severance. In respect of the benefits contemplated by Section 3.1(c) of the Severance Plan, a cash payment of $552,000, which shall be paid in a lump sum within 60 days following the Termination Date.

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e.Outplacement. In respect of the benefits contemplated by Section 3.1(d) of the Severance Plan, the Company will make available to you, at its expense, senior executive level outplacement services with a leading national outplacement firm chosen by the Company, with such outplacement services to be provided for a period of up to twelve (12) months following the Termination Date. The Company will pay all expenses related to the provision of outplacement services directly to the outplacement firm by the end of the calendar year following the calendar year in which the outplacement services are provided. In no case shall the Company provide a payment to you in lieu of these services.

4.Equity Awards. Any equity awards granted to you that are outstanding and unvested as of the Termination Date shall be subject to the treatment contemplated by the applicable award agreement upon a “Restructuring Event” (within the meaning of the applicable award agreement).

5.Expatriate Tax Services. In respect of tax issues arising from your Company assignment outside the United States during 2015 through 2018 and with respect to which PricewaterhouseCoopers has provided services as of the date hereof, to the extent tax filings or adjustments thereto are required by U.S or non-U.S. tax law, the Company will continue to make available to you, at its expense, the services of PricewaterhouseCoopers (or any successor firm that the Company may engage) at the same level as are provided to you as of the date hereof. The Company will pay all expenses related to the provision of services directly to PricewaterhouseCoopers (or any successor firm that the Company may engage) by the end of the calendar year following the calendar year in which such services are provided. In no case shall the Company provide a payment to you in lieu of these services.

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